Exhibit 99.1
HCC INSURANCE HOLDINGS, INC. ANNOUNCES PRICING
OF $300.0 MILLION SENIOR NOTES OFFERING
HOUSTON (November 10, 2009) . . .
HCC Insurance Holdings, Inc. (NYSE: HCC) today announced that it has priced an offering of $300.0 million aggregate principal amount of 6.300% Senior Notes due 2019 under its shelf registration statement. The net proceeds of the offering will be used to pay down a portion of HCC’s credit facility. Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC are the Joint Book-Running Managers for the offering, and Citigroup Global Markets Inc., Deutsche Bank Securities Inc., KeyBanc Capital Markets Inc. and RBS Securities Inc. will act as Co-managers for the offering which is expected to close on November 16, 2009. A written prospectus relating to the offering may be obtained by contacting Banc of America Securities LLC at 1-800-294-1322, J.P. Morgan Securities Inc. at 1-212-834-4533 or Wells Fargo Securities, LLC at 1-800-326-5897.
A shelf registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The notes may be offered by means of a prospectus, including a prospectus supplement.
Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading international specialty insurance group with offices across the United States and in the United Kingdom, Spain and Ireland.

Contact:	Jen Browne, Investor Relations Coordinator
HCC Insurance Holdings, Inc.
Telephone: (713) 996-1144
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.
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